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                                                                    Exhibit 99.2

Stock Symbols:                      Investor Contacts:
Nasdaq:          LWNG               Paul Wagler, Senior Vice President, Finance
TSE:             LWN                Dwight Hawes, Vice President, Finance
ME:              LWN                The Loewen Group Inc.
                                    Tel: (800) 347-7010


                                    Media Contacts:
                                    Dave Laundy, Vice President,
                                    Communications
                                    The Loewen Group Inc.
                                    Tel: (604) 293-7857

                                    Thomas C. Franco
                                    Broadgate Consultants, Inc.
                                    Tel: (212) 229-2222


                             FOR IMMEDIATE RELEASE

LOEWEN ANNOUNCES NEARLY $100 MILLION IN RECENT ACQUISITIONS

LATEST TRANSACTIONS REFLECT CONCERNS ABOUT ANTICOMPETITIVE EFFECTS OF SERVICE CORPORATION'S HOSTILE BID

              ____________________________________________________

VANCOUVER, September 29, 1996 -- The Loewen Group Inc. announced the acquisition of CMS West, a western Pennsylvania-based operator of 28 cemeteries and 7 funeral homes, during the International Cemetery and Funeral Association convention in Florida which ended yesterday. With this transaction and acquisitions signed or closed since Service Corporation International's (SCI) unsolicited takeover proposal on September 17, 1996, the aggregate value of acquisition activity by Loewen in the past three weeks totals nearly $100 million.

"The acquisition interest we've seen in the last twelve days reflects serious concerns among potential sellers of funeral and cemetery properties about the negative impact SCI'S proposed acquisition will have on the market," said Raymond L. Loewen, chairman of the board and chief executive officer of The Loewen Group. "The anticompetitive effects of the proposed acquisition have already prompted regulatory scrutiny in several jurisdictions." The State of Florida has announced a wide ranging investigation into the anticompetitive effects of SCI's proposed acquisition of Loewen.
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Mr. Loewen added, "Loewen enjoys the best reputation in our industry.  The superior quality of our people, our management and employees at all levels of our Company, has been the major driver of our success. In addition, our demonstrated record of caring for our employees, our customers and the communities that we serve has motivated potential sellers within the industry increasingly to deal with Loewen."

With offices in Vancouver, Cincinnati, and Philadelphia, The Loewen Group employs over 13,000 people. Since the first of the year, the Company has closed or signed approximately US$715 million in acquisitions, not including the Rose Hills and Prime Succession transactions valued at over US$535 million. More than 90 percent of the Company's revenue is generated in the United States. The Company's shares will be listed on the New York Stock Exchange on October 2, 1996. The symbol will be LWN.

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